Exhibit 10.8

Breeze Acquisition Corp. II

955 W. John Carpenter Fwy.

Suite 100-929

Irving, TX 75039

[_______], 2026

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement by and between Breeze Acquisition Corp. II (the “Company”) and Breeze Sponsor II, LLC (the “Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing at the time of the IPO closing and continuing until the earlier of (i) the consummation by the Company of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) The Sponsor shall make available, or cause to be made available, to the Company, at 955 W. John Carpenter Fwy., Suite 100-929, Irving, TX 75039 (or any successor location of the Company), certain office space, utilities, secretarial support and other administrative and consulting services as may be reasonably required by the Company. In exchange therefor, the Company shall pay to Sponsor the sum of $5,000 per month commencing at the time of the IPO closing and continuing monthly thereafter until the Termination Date; and

(ii) The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”) as a result of, or arising out of, this letter agreement, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the Cayman Islands, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours,

BREEZE ACQUISITION CORP. II

By:
	Name:	J. Douglas Ramsey
	Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

BREEZE SPONSOR II, LLC

By:
	Name:	J. Douglas Ramsey
	Title:	Managing Member

[Signature Page to Administrative Services Agreement]